EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") made this 15th day of April 2008 by and between UNION CENTER NATIONAL BANK, a bank chartered under the laws of Congress ("UCNB"), CENTER BANCORP, INC., a New Jersey corporation that owns all of the capital stock of UCNB (the "Company"), and ANTHONY C. WEAGLEY ("Weagley"),

WITNESSETH

WHEREAS, the Company, UCNB and Weagley entered into an employment agreement originally dated January 1, 1996 and amended as of January 1, 2007 providing for Weagley's employment in a subordinate position by the Company and UCNB (the "2007 agreement"); and

WHEREAS, since the date of the 2007 agreement Weagley has been promoted to the position of President and Chief Executive Officer of UCNB and the Company; and

WHEREAS, the parties hereto wish to cancel the 2007 agreement and enter into a new Agreement to, among other things, reflect changes in the compensation and benefits provided to Weagley as a result of his promotion and increased job duties and responsibilities and to reflect changes in the overall management and compensation paid to officers of UCNB; and

WHEREAS, UCNB and the Company desire to employ Weagley to devote his full time efforts to the business of UCNB and the Company, and Weagley desires to be so employed;

NOW THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties hereto agree as follows:

1. Employment: UCNB and the Company agree to employ Weagley, and Weagley agrees to be so employed, in the capacity of the President and Chief Executive Officer of UCNB and the Company.

2. Term of Agreement: The term of this Agreement shall be for two
(2) years commencing on January 1, 2008 and ending on December 31, 2009. The term of this Agreement shall not automatically renew or be automatically extended beyond December 31, 2009. Notwithstanding the foregoing, if a "Change in Control Event" [as defined in Section 9(f) hereof] occurs at any time prior to December 31, 2009, then the term of the Agreement shall automatically be extended for a period of three (3) years from the date of such Change in Control Event.

3. Time and Effort. Weagley shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his job duties and responsibilities as the President and Chief Executive Officer of UCNB and the Company and shall perform all duties that may be assigned to him by the Board of UCNB or the Company.

4. Compensation:

a.) Salary: During the term of this Agreement, Weagley shall receive an annual salary of TWO HUNDRED TWENTY FIVE THOUSAND and 00/100 ($225,000.00) as compensation for his services. The salary shall be paid in twenty four (24) semi-monthly installments on the 15th and 30th day of each month, or as near thereto as practicable. Weagley shall receive as additional compensation $25,000.00 of stock in the Company, based upon the then current value of the stock. This stock shall be issued to Weagley on December 31 annually. If Weagley is terminated by the Company prior to year end, however, he shall be entitled to receive a stock in the Company in proportion to the time he was employed during that year before being terminated.

b). Bonuses. Weagley shall be entitled to participate in the Achievement Incentive Plan established by UCNB and/or the Company (as it may be amended from time to time, the "AIP") and shall receive incentive compensation in accordance with the terms of the AIP. In the event that the AIP is terminated, Weagley shall receive such incentive compensation as shall be awarded to him by the Executive Compensation Committee.

5.. Expenses: UCNB and the Company shall reimburse Weagley for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Weagley shall either (i) present to UCNB from time to time an itemized account of such expenses in any form reasonably required by UCNB and the Company for reimbursement; or (ii) post such expenses to a credit card or other payment means issued to Weagley by UCNB and the Company.

6.  Benefits:

a). Automobile. UCNB and the Company shall pay to Weagley a monthly allowance of $900.00 plus $.30 per mile for his use of his personal automobile for business purposes. Title to the automobile currently owned by UCNB and being driven by and in the possession of Weagley shall be transferred from and sold by UCNB to him. Weagley shall pay UCNB $0 for the purchase and transfer of title from UCNB to him. Weagley shall be responsible, however, for any costs or expenses that may be incurred with the applicable state Motor Vehicle Commission(s) in connection with the transfer of title from UCNB to him.

b) Miscellaneous Benefits. UCNB and the Company may also provide Weagley with those benefits that are generally provided to officers of UCNB and/or the Company.

7.  Health Insurance; and Other Plans. UCNB and the Company shall provide Weagley with health and life insurance and benefits under the Bank's 401(k) Plan to the extent that such benefits are provided to him on the date hereof, together with any benefit enhancements that may be added to such plans in the future. The monetary amount of such benefits received by Weagley shall be in accordance with the terms and conditions of such plans. Weagley shall also be entitled to all accrued benefits from the previous pension, senior officer protection plan and other plans in which he was vested.

8. Vacation. Weagley shall receive annual vacations in conformity with UCNB and Company policies on vacations.

9. Termination by UCNB Without Cause or by the Employee With and Without Good Reason; Death.

(a) UCNB and the Company may, without "Cause" (as defined in Section 10), terminate this Agreement at 'any time by giving 30 days' written notice to Weagley. In such event, Weagley, if requested by either UCNB or the Company, shall continue to render services, and regardless of whether such request is made shall be paid his regular compensation and shall continue to participate in all benefit plans of UCNB and the Company, up to the date of termination. Weagley's employment shall not be treated as having been terminated by UNCB or the Company without Cause merely because UCNB and the Company provide notice of non-renewal of the term.

(b) Weagley shall have the right to resign (and thereby terminate this Agreement) with "Good Reason" (as defined in Section 9(f)) by delivering notice of such resignation to UCNB and the Company at least 30 days prior to the effective date of such resignation.

(c)(I) In the event that Weagley's employment is terminated pursuant to Section 9(a) or Weagley resigns pursuant to Section 9(f) hereof, and subject to Section 9(e) below and subject to Weagley's execution, delivery and non-revocation of the Release, Weagley shall be entitled to: (i) a lump sum payment equal to the product of (x) three (3) and (y) the sum of (1) Weagley's annual base salary as in effect immediately prior to the his termination or resignation , (2) the largest annual cash bonus ever received by Weagley from UCNB and/or the Company (the "Largest Bonus"), (3) the amount recorded on Weagley's W-2 (for the calendar year preceding the calendar year in which his termination or resignation occurs) that is attributable to fringe benefits provided to Weagley by UCNB and/or the Company, and (4) the maximum matching contribution that could have been made under UCNB's 401(k) plan if Weagley had remained employed by UCNB and the Company for an additional one (1) year following his termination under Section 9(a) or his resignation pursuant to Section 9(f) (the "Severance Payment" and together with the "Pension Severance Payment" described in subparagraph (c)(II) below, the "Combined Severance Payments"); and (ii) if Weagley timely elects COBRA coverage and provided Weagley continues to make contributions for such continuation coverage equal to Weagley's contribution amount in effect immediately preceding the date of Weagley's termination of employment, UCNB and/or the Company, as applicable, shall waive the remaining portion of Weagley's healthcare continuation payments under COBRA for an eighteen (18)-month period following his termination under Section 9(a) or his resignation pursuant to Section 9(f); and (b) all stock options granted to Weagley by the Company shall be exercisable in full, effective as of the date of his termination under Section 9(a) or his resignation pursuant to Section 9(f). Notwithstanding the foregoing, in the event that Weagley becomes eligible to obtain alternate healthcare coverage from a new employer before the 18-month anniversary of his termination under Section 9(a) or his resignation pursuant to Section 9(f), UCNB's and/or the Company's obligation to waive the remaining portion of Weagley's healthcare continuation coverage under COBRA shall cease. Weagley understands and affirms that he is obligated to inform UCNB and the Company if he becomes eligible to obtain alternate healthcare coverage from a new employer before the 18-month anniversary of his termination under Section 9(a) or his resignation pursuant to Section 9(f). In addition, for a period of three years following his termination under Section 9(a) or his resignation pursuant to Section 9(f), UCNB and the Company, at their expense, shall continue to provide Weagley with life insurance coverage commensurate with the coverage that was being provided to Weagley immediately prior to the date of his termination under Section 9(a) or his resignation pursuant to Section 9(f).

(c)(II)   Within thirty (30) days following the occurrence of his termination under Section 9(a) or his resignation pursuant to Section 9(f), Weagley shall, subject to his execution, delivery and non-revocation of the Release, also be entitled to a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that Weagley would have been entitled to under UCNB's tax-qualified defined benefit pension plan (the "Pension Plan") had he continued to be employed by UCNB and the Company for an additional three (3) year period following his termination under Section 9(a) or his resignation pursuant to Section 9(f) (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of his termination or his resignation and an annual incentive bonus equal to the Largest Bonus), over (y) the lump sum present value of the benefit that Weagley is entitled to under the Pension Plan as of the date of Weagley's termination or resignation from employment. Present value calculations, for purposes of the foregoing, shall be made in the manner used under the Pension Plan for purposes of determining lump sum distributions.

(c)(III) The Severance Payment (less applicable withholdings and deductions) shall be paid to Weagley in a lump sum on the next regular payroll date following the 8th day after Weagley's execution and delivery of the Release and the Pension Severance Payment shall be paid in accordance with subparagraph (c)(II) above (but no earlier than the 8th day after Weagley's execution and delivery of the Release); provided, however, that if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified employees," the Combined Severance Payments shall be made on the first business day of the seventh month following Weagley's termination pursuant to Section 9(a) or Weagley resignation pursuant to Section 9(f).

(d) Notwithstanding any provisions in this Agreement to the contrary, in the event that either UCNB or Company's independent public accounts or the Internal Revenue Service determines that any payment, coverage or benefit (including the Severance Payments, the Pension Severance Payment or the Combined Severance Payments) provided to Weagley is subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code ("Section 4999"), Weagley shall have no right under this Agreement or otherwise to receive all or any portion of such payments, coverage or benefit that if received would result in the imposition of the excise tax under Section 4999 ("Excess Benefit"), and neither UCNB nor the Company shall have any obligation to pay Weagley an Excess Benefit. If notwithstanding the foregoing, UCNB or the Company pays Weagley the Excess Benefit, Weagley shall promptly repay the Excess Benefit upon notice and demand by UCNB or the Company. This Section 9(d) shall survive termination of this Agreement.

(e) The Employee shall have no obligation to seek substitute employment or otherwise mitigate UCNB and the Company's obligation to make the payments and provide the benefits described in Section 9(b) hereof.

(f) For purposes of this Agreement, the term "Good Reason" shall mean a resignation by Weagley within 180 days after (i) a materially adverse change in Weagley's duties as President and Chief Executive Officer of UCNB and the Company or Weagley's title as President and Chief Executive Officer of UCNB and the Company, (ii) a material breach of this Agreement by UCNB or the Company, (iii) the consummation of an acquisition by a third party of a majority of the voting capital stock of the Company or UCNB or substantially all of the assets of the Company or UCNB or (iv) a change in the composition of the Board of Directors of the Company such that the "Continuing Directors" (as defined herein) no longer constitute a majority of the Board (the events referred to in clauses "iii" and "iv" being referred to herein as "Change in Control Events"). For purposes of this Agreement, the term "Continuing Director" shall mean (i) each current member of the Company's Board of Directors and (ii) each person who is hereinafter first nominated to such Board by unanimous vote of the persons who then constitute Continuing Directors.

(g) Weagley may, without Good Reason, terminate this Agreement by giving 60 days' written notice to UCNB and the Company. In such event Weagley shall continue to render his services, shall be paid his regular compensation and shall continue to participate in all benefit plans of the Company and UCNB up to the date of termination, but he shall not receive any severance allowance pursuant to this Agreement.

(h)  In the event that Weagley dies during the term of this Agreement as theretofore renewed pursuant to Section 1 hereof, this Agreement shall terminate as of the date of his death, subject to the obligations of the Company and UCNB that have accrued through the date of death and subject to the terms of all applicable benefit plans (including insurance plans) implemented by UCNB and the Company.

(i)  Notwithstanding anything contained herein to the contrary or the reason for Weagley's termination of employment, Weagley and his dependents and beneficiaries shall be entitled to any and all benefits accrued through his date of termination, or otherwise available, under the benefit plans and arrangements referred to in Section 6 hereof in accordance with the terms of such benefit plans and arrangements.

10. Termination with Cause.

(a) UCNB and Company may terminate this Agreement for "Cause" by giving Weagley 30 days' written notice. In such event, UCNB and the Company shall pay Weagley his compensation, and Weagley shall continue to participate in all benefit plans of the Company and UCNB up to the date of termination, but UCNB and the Company shall not be required to provide Weagley with any severance allowance pursuant to this Agreement. For purposes of this Agreement, "Cause" shall consist of the following:

(i)	disloyal, dishonest or felonious conduct of Weagley that materially adversely affects UCNB or the Company; or

(ii)	termination of UCNB's business due to unprofitability, insolvency, bankruptcy or directive by governmental regulators.

Termination for "Cause" shall not be construed to include the takeover of UCNB or the Company, in either a hostile or voluntary manner, by another person, firm or corporation.

(b) Notwithstanding the foregoing, in the event that termination is intended as a result of alleged disloyal or dishonest conduct, the Boards of Directors of UCNB and the Company shall give Weagley written notice of the occurrence of (and the facts and circumstances surrounding) the acts allegedly constituting "Cause" and a fair opportunity to present his position to such Boards. Such event shall not constitute "Cause" if, no later than ten (10) business days following Weagley's receipt of such notice, he establishes that either the alleged acts did not occur or that such acts did not: constitute dishonest or disloyal conduct, that such acts did not materially adversely affect the Company and UCNB or that such acts have been fully corrected and shall not be repeated.

11. Restrictive Covenant

 Weagley agrees that for a period of six (6) months subsequent to the termination of his employment, he will not:

(a) directly or indirectly become employed by, engage or concern him in any manner whatsoever, in the carrying on or conducting of personal or commercial banking as an owner, agent, servant, representative., or employee or as a member of a partnership or as an officer, director or stockholder of any corporation, in any manner whatsoever, in the Counties of Bergen, Essex, Hudson, Hunterdon, Mercer, Middlesex, Passaic, Somerset, Union, Morris and Warren in the State of New Jersey;

(b) directly or indirectly, solicit business from any customer of the UCNB where the purpose thereof is to provide or offer to provide personal or commercial banking services either for himself or for others; for the purposes of this Agreement, customer shall be defined as any customer of the UNCB within six (6) months of the date on which Weagley terminated his employment with UCNB and the Company;

(c) directly or indirectly, solicit, influence, contact or encourage any other "employee" of UCNB of the Company to terminate his or her employment with UNCB or the Company and to work for, to affiliate with or to contract with Weagley or any entity with which Weagley is affiliated; and

(d) disclose to any person not employed by UCNB and/or the Company any information concerning the business of UCNB or the Company, its methods and systems, or the names of its customers.

Weagley acknowledges that a breach of this provision of the Agreement will result in irreparable and continuing damage to UCNB and the Company for which there will be no adequate remedy at law; and Weagley further agrees that any violation of these restrictive covenants shall subject him to restraint in a court of competent jurisdiction and to such other relief, including but not limited to reasonable attorneys fees incurred by UCNB and the Company, as the court may deem proper. Weagley hereby waives any claim or defense that UCNB and/or the Company has an adequate remedy at law or for which money could be awarded

The parties agree UCNB and the Company shall have the right to apply to the Superior Court of New Jersey or any other court of competent jurisdiction for the issuance of an appropriate restraining order if Weagley violates the restrictive covenants contained in this Agreement. Enforcement of this restrictive covenant shall be at the option of the Company and/or the Bank. If the Company and/or the Bank seek to enforce this option, Weagley shall be continue to receive his full salary and benefits during the six month restrictive covenant.

12. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses, or to such other addresses as either may designate in writing to the other party:

If to UCNB or the Company:

Union Center National Bank
2455 Morris Avenue
Union, New Jersey
07083 Attention:
President

If to Employee:

Anthony C. Weagley,
4748 Irvin Road
Washington Township, Pennsylvania 18080

13. Indemnification; Liability. Weagley shall be indemnified by UCNB and the Company to the maximum extent permitted by law (and shall be entitled to receive advances to the maximum extent permitted by law) with respect to all actions and all decisions not to act taken by Weagley during the term of this Agreement. UNCB and Company shall be jointly and severally liable under this Agreement with respect to all obligations of either such party hereunder. Any defense available to UCNB that this Agreement is not enforceable against it shall not constitute a defense for the Company. The obligations of this Section 12 shall survive termination of this Agreement with respect to acts or omissions occurring prior to such termination.

14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey. The parties hereby consent to and submit to personal jurisdiction over each of them in the Superior Court of New Jersey, Law Division, Union County in any action or proceeding regarding this Agreement.

15. Entire Contract. This Agreement constitutes the entire understanding and agreement among UCNB, the Company and Weagley with regard to all matters set forth herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by all parties.

16. Non-Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

17. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18. Taxes. In the event that either the Company's independent public accountants or the Internal Revenue Service determines that any payment, coverage or benefit provided to Weagley is subject to excise tax imposed by Section 4999 (or any successor provision) of the Code ("Section 4999"), the Company and the Bank shall pay to Weagley no later than the 30th day thereafter (or the first business day following such 30th day) in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the "excess parachute payment" received by Weagley (determined without regard to any payments made to Weagley pursuant to this Section 18) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Weagley of the "excess parachute payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax them imposed by Section 4999 of the Code, it being the intention of the parties hereto the Weagley's net after tax position be identical to that which would have been obtained had Sections 280G and 4999 not been part of the Code.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

20. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

21. Prior Contract. This Agreement supersedes in all respects all prior employment agreements between UCNB, the Company and Weagley.

 IN WITNESS WHEREOF, UCNB and the Company each have, by its appropriate officers, signed and affixed its seal and Weagley has signed and sealed this Agreement.

UNION CENTER NATIONAL BANK		CENTER BANCORP, INC.

By:	/s/ Alexander A. Bol	By	/s/ Alexander A. Bol
	Alexander Bol, Chairman		Alexander Bol, Chairman

/s/ Anthony C. Weagley
Anthony Wealgey